Exhibit 2.1

ASSET PURCHASE AGREEMENT
between
L.B. FOSTER COMPANY
and
J.D. FIELDS & COMPANY, INC.
dated as of
September 24, 2021

TABLE OF CONTENTS

ARTICLE I DEFINITIONS    2
ARTICLE II PURCHASE AND SALE    9
Section 2.01 Purchase and Sale of Assets    9
Section 2.02 Excluded Assets.    10
Section 2.03 Assumed Liabilities.    11
Section 2.04 Excluded Liabilities.    12
Section 2.05 Purchase Price.    13
Section 2.06 Indemnification Holdback Amount.    13
Section 2.07 Purchase Price Adjustment.    14
Section 2.08 Allocation of Purchase Price.    15
Section 2.09 Non-assignable Assets.    16
ARTICLE III CLOSING    17
Section 3.01 Closing.    17
Section 3.02 Closing Deliverables.    17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    19
Section 4.01 Organization and Qualification of Seller.    19
Section 4.02 Authority of Seller.    19
Section 4.03 No Conflicts; Consents.    19
Section 4.04 Financial Statements.    20
Section 4.05 Absence of Certain Changes, Events and Conditions.    20
Section 4.06 Assigned Contracts.    20
Section 4.07 Title to Tangible Personal Property.    21
Section 4.08 Sufficiency of Assets.    21
Section 4.09 Inventory    21
Section 4.10 Real Property.    21
Section 4.11 Intellectual Property.    22
Section 4.12 Insurance    23
Section 4.13 Legal Proceedings; Governmental Orders.    23
Section 4.14 Compliance With Laws; Permits.    23

Section 4.15 Environmental Matters.    24
Section 4.16 Employment Matters.    24
Section 4.17 Seller Employee Plans    25
Section 4.18 Taxes.    26
Section 4.19 Brokers.    27
Section 4.20 No Other Representations and Warranties.    27
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER    27
Section 5.01 Organization and Authority of Buyer.    27
Section 5.02 Authority of Buyer    27
Section 5.03 No Conflicts; Consents.    28
Section 5.04 Brokers.    28
Section 5.05 Sufficiency of Funds.    28
Section 5.06 Solvency    28
Section 5.07 Legal Proceedings.    29
Section 5.08 Independent Investigation.    29
ARTICLE VI COVENANTS    29
Section 6.01 Restrictive Covenants    29
Section 6.02 Employees    31
Section 6.03 Confidentiality    32
Section 6.04 Public Announcements    32
Section 6.05 Bulk Sales Laws    33
Section 6.06 Transfer Taxes; Sales Tax Exemption    33
Section 6.07 Certain Tax Matters    33
Section 6.08 Receivables    34
Section 6.09 Shipment of UP Purchase Orders.    34
Section 6.10 Chowchilla Sublease.    34
Section 6.11 Further Assurances.    34
ARTICLE VII CONDITIONS TO CLOSING    35
Section 7.01 Conditions to Obligations of All Parties.    35
Section 7.02 Conditions to Obligations of Buyer.    35
Section 7.03 Conditions to Obligations of Seller.    36
ARTICLE VIII INDEMNIFICATION    36

Section 8.01 Survival.    37
Section 8.02 Indemnification By Seller.    37
Section 8.03 Indemnification By Buyer.    37
Section 8.04 Certain Limitations.    38
Section 8.05 Indemnification Procedures.    38
Section 8.06 Offset Right.    40
Section 8.07 Tax Treatment of Indemnification Payments.    40
Section 8.08 Exclusive Remedies.    40
ARTICLE IX MISCELLANEOUS    40
Section 9.01 Expenses.    40
Section 9.02 Notices.    41
Section 9.03 Interpretation.    41
Section 9.04 Disclosure Schedules.    42
Section 9.05 Headings.    42
Section 9.06 Severability.    42
Section 9.07 Entire Agreement.    42
Section 9.08 Successors and Assigns.    42
Section 9.09 No Third-Party Beneficiaries.    43
Section 9.10 Amendment and Modification; Waiver.    43
Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.    43
Section 9.12 Counterparts.    44

EXHIBITS

Exhibit A    Form of Bill of Sale
Exhibit B    Form of Assignment and Assumption Agreement
Exhibit C    Form of Special Warranty Deed
Exhibit D    Form of Assignment and Assumption of Lease
Exhibit E    Form of Intellectual Property Assignment Agreement
Exhibit F    Form of Transition Services Agreement

ANNEX

Annex 1    Inventory Spreadsheet

Annex 2     Funds Flow Memorandum

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of September 24, 2021 is entered into between L.B. FOSTER COMPANY, a Pennsylvania corporation (“Seller”) and J.D. FIELDS & COMPANY, INC., a Texas corporation (“Buyer” and, together with Seller, each a “Party” and, collectively, the “Parties”).
RECITALS
WHEREAS, Seller is engaged through its Piling Division in the business of marketing, selling, and distributing steel piling for heavy civil and marine applications (the “Business”);
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.08.
“Assigned Contracts” has the meaning set forth in Section 2.01(b).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Audited Financial Statements” has the meaning set forth in Section 4.04.
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).
“Books and Records” has the meaning set forth in Section 2.01(j).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Pittsburgh, Pennsylvania are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 26, 2021, between Buyer and Seller.
“Contracts” means all written or oral contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements and legally binding arrangements.
“Customer” has the meaning set forth in Section 6.01 of this Agreement.
“Deed” has the meaning set forth in Section 3.02(a)(iii).
“Direct Claim” has the meaning set forth in Section 8.05(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Employees” means those Persons employed by Seller who worked exclusively for the Business immediately prior to the Closing.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean any other Person or entity under common control with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Excluded UP Inventory” means inventory of the Business that is subject to a UP Purchase Order that is not cancelled within 90 days following the Closing Date.
“Financial Statements” has the meaning set forth in Section 4.04.
“FIRPTA Certificate” has the meaning set forth in Section 7.02(g).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indemnification Holdback Amount” has the meaning set forth in Section 2.05 of this Agreement.
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.
“Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 3.02(a)(v).
“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property Assets.
“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used solely in connection with the Business, including without limitation the Intellectual Property Registrations set forth on Section 4.11(a) of the Disclosure Schedules.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.04.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(a).
“Inventory Spreadsheet” shall mean an electronic spreadsheet setting forth, as of a given date, the Inventory that is included in the Purchased Assets and the Inventory Value for such Inventory, including the categories of information and methods of calculation set forth on Annex 1.
“Inventory Value” means the Inventory Value as calculated and set forth in the Estimated Inventory Spreadsheet.
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of William F. Treacy, James M. Kempton, and Gregory Goad in each case after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, Taxes, damages, Liabilities, costs or expenses, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive, consequential, or indirect damages, except to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).
“Owned Real Property” has the meaning set forth in Section 4.10(a).
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; and (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Purchased UP Inventory” means inventory of the Business that is subject to a UP Purchase Order that is cancelled by UP within 90 days following the Closing Date.
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Area” has the meaning set forth in Section 6.01 of this Agreement.
“Restricted Business” has the meaning set forth in Section 6.01 of this Agreement.
“Restricted Period” has the meaning set forth in Section 6.01 of this Agreement.
“Restrictive Covenants” means the provisions of Section 6.01 of this Agreement.
“Seller” has the meaning set forth in the preamble.
“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).
“Seller Employee Plan” means each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, incentive or deferred compensation, severance, relocation, retention or change in control compensation or benefits, termination pay, retirement pay, profit-sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits, including each “employee benefit plan”

within the meaning of Section 3(3) of the ERISA which is maintained, contributed to, or required to be contributed to by a Seller or with respect to which a Seller has or may have any Liability.
“Tangible Personal Property” has the meaning set forth in Section 2.01(e).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, unclaimed property or escheat, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 8.05(a).
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Deeds, the Assignment and Assumption of Lease, the Intellectual Property Assignment Agreement, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered by the Parties at the Closing.
“Transferred Employee” has the meaning set forth in Section 6.02(a).
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(xiv).
“UP” means the Union Pacific Railroad.
“UP Purchase Orders” means (i) the outstanding purchase orders between the Company and UP as of the Closing Date, all of which are set forth on Section 2.01(b) of the Disclosure Schedules (the “Pre-Closing UP Purchase Orders”); and (ii) the purchased orders issued with respect to the material forecasted by UP on the Pre-Closing UP Purchase Orders as material to be purchased after the Closing Date but which is not as of the Closing Date subject to an issued purchase order.
“UP Settlement Agreement” means that certain Confidential Settlement and Release Agreement dated March 13, 2019 by and among L.B. Foster Company, CXT Incorporated and Union Pacific Railroad Company.
ARTICLE II
PURCHASE AND SALE
Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the tangible and intangible assets and properties that exist as of the Closing Date and exclusively relate to the Business, including, without limitation, the following (collectively, the “Purchased Assets”):
(a)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories used or held for use in the Business, which, other than the representations contained in Section 4.09 of the Agreement, are delivered to Buyer hereunder on an AS-IS, WHERE-IS, WITH ALL FAULTS basis (“Inventory”), including the Purchased UP Inventory and excluding the Excluded UP Inventory;
(b)all outstanding purchase orders of the Business to the extent not fulfilled and posted to accounts receivable as of the Closing Date, other than the UP Purchase Orders set forth on Section 2.01(b) of the Disclosure Schedules;
(c)Contracts relating to the Business that are set forth on Section 2.01(c) of the Disclosure Schedules, including without limitation the Leases set forth on Section 4.10(b) of the Disclosure Schedules and the Intellectual Property Agreements set forth on Section 4.11(a) of the Disclosure Schedules but excluding the UP Purchase Orders (collectively, the “Assigned Contracts”);
(d)all Intellectual Property Assets;
(e)all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(e) of the Disclosure Schedules (the “Tangible Personal Property”);
(f)all Owned Real Property and Leased Real Property;
(g)all Permits, including Environmental Permits listed on Section 2.01(g) of the Disclosure Schedules; provided that such Permits shall only be transferred to Buyer as allowed under applicable Law;
(h)all causes of action, judgments and claims or demands of whatever kind or description arising out of or relating to the Business or the Purchased Assets, including without limitation, prepaid expenses, prepayments, advance payments, deposits, surety accounts and other similar deposits, including deposits with suppliers and utilities, other than prepaid income Taxes;
(i) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(j)originals, or where not available, copies, of all books and records which relate exclusively to the Business and the Purchased Assets as such Business is conducted and Purchased Assets are used in the Business as of the Closing Date, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, and excluding any Excluded Assets (“Books and Records”); and
(k)all goodwill associated with any of the assets described in the foregoing clauses.
Section 2.02 Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller (all such assets and properties other than the Purchased Assets, the “Excluded Assets”), including the following assets and properties of Seller:
(a)all accounts or notes receivable of the Business accruing prior to the Closing Date;
(b)all cash and cash equivalents, bank accounts and securities of Seller;
(c)all Contracts that are not Assigned Contracts, including without limitation the Chowchilla Sublease;
(d)all Intellectual Property other than the Intellectual Property Assets;
(e)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain, which books and records, to the extent they relate to or are used in the Business, are described on Section 2.02(e) of the Disclosure Schedules;
(f)all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(g)all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;
(h)all rights to any Action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, other than those relating to the Business or the Purchased Assets; and
(i)the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities and obligations arising out of or relating to Buyer’s ownership and operation of the Business and the Purchased Assets on or after the Closing Date, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:
(a)all Liabilities and obligations arising under or relating to the Assigned Contracts, but only to the extent that such Liabilities and obligations thereunder arise or are required to be performed, respectively, after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;
(b)the Separation Pay and all Liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing Date;
(c)all Liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period beginning after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.06 and Section 6.07; and
(d)all Liabilities and obligations of Seller set forth on Section 2.03(d) of the Disclosure Schedules.
Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)any accrued expenses, accounts payable, and deferred revenue of the Business as of the Closing Date;
(b)any Liabilities or obligations arising out of or relating to (i) Seller’s ownership or operation of the Business prior to the Closing Date, (ii) Seller’s ownership of the Purchased Assets prior to the Closing Date, and (iii) the Assigned Contracts prior to the Closing Date;
(c)any Liabilities or obligations relating to or arising out of the Excluded Assets;
(d)any Liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) Taxes for which Seller is liable pursuant to Section 6.06 and Section 6.07;

(e)other than the Separation Pay and except as provided in the Transition Services Agreement, any Liabilities of Seller arising under or in connection with any benefits, compensation or other arrangements with respect to any present or former employee or service provider of Seller;
(f)any Liabilities or obligations arising or incurred by Seller or its Representatives or Affiliates in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(g)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets, including without limitation any Liability related to the matter Jay-Reese Contractors v. L.B. Foster Company, Roman Gwiscz, and Ricky Richardson, an action filed in the 424th District Court for Burnet County, Texas;
(h)any Liabilities associated with the UP Settlement Agreement, the UP Purchase Orders and the Excluded UP Inventory;
(i)any Liabilities associated with debt, loans or credit facilities of Seller or the Business owing to financial institutions; and
(j)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.
Section 2.05 Purchase Price. The consideration for the Purchased Assets shall be Buyer’s assumption of the Assumed Liabilities plus an amount of cash equal to (i) the Inventory Value as of the Closing Date, as the same may be adjusted pursuant to the terms of this Agreement, plus (ii) $4,192,899 (collectively, the “Purchase Price”). At the Closing, Buyer shall pay to Seller, or to a third party on behalf of Seller as set forth on the Funds Flow Memorandum attached hereto as Annex 2 (the “Funds Flow Memorandum”), an amount, in cash, equal to $22,716,931.20, which represents (x) the Purchase Price calculated based on the Inventory Value set forth in the Inventory Spreadsheet prepared as of the Closing Date, which shall be delivered to Buyer at least one Business Day prior to the Closing Date (the “Estimated Inventory Spreadsheet”); plus (y) $10,250.18, which represents the parties’ good faith estimate, as of the Closing Date, of the net amount of Seller’s and Buyer’s portions of the aggregate amounts due from and to Seller, as the case may be, pursuant to Section 6.06 and Section 6.07, in each case as set forth on the Funds Flow Memorandum; minus (z) $1,195,088 (the “Indemnification Holdback Amount”) (the “Closing Payment”), by wire transfer of immediately available funds to accounts designated in writing by Seller to Buyer on the Funds Flow Memorandum.
Section 2.06 Indemnification Holdback Amount. The Indemnification Holdback Amount is being withheld by Buyer for the purpose of allowing Buyer to recover therefrom amounts due from Seller pursuant to the indemnification obligations of Section 8.02 hereof.

(a)On the date that is six (6) months after the Closing Date (the “Holdback Payment Date”), Buyer shall pay the Indemnification Holdback Amount by wire transfer of immediately available funds to the account designated by Seller in writing to Buyer at least two Business Days prior to such date; provided that, the amount paid to Seller pursuant to this Section 2.06(a) shall be reduced dollar-for-dollar for any pending or unresolved claims made by Buyer pursuant to Section 8.02 and Section 2.06(b) and any recovery from the Indemnification Holdback Amount made by Buyer on or prior to the Holdback Payment Date. If Buyer seeks recovery from the Indemnification Holdback Amount on or prior to the Holdback Payment Date pursuant to its rights under Section 2.06(b), then Buyer shall provide Seller with an accounting thereof.
(b)Until the Holdback Payment Date, Buyer’s remedy under Section 8.02 of this Agreement will be to first seek recovery from the Indemnification Holdback Amount. If the Indemnification Holdback Amount is not sufficient to cover the aggregate amount that may be due to Buyer from Seller pursuant to Section 8.02 hereof, then Buyer shall inform Seller in writing of such deficiency (with written support therefor) and Seller shall pay Buyer the undisputed amount of such deficiency by wire transfer of immediately available funds within five (5) days of receipt of such written notice.
(c)After the Holdback Payment Date, Buyer’s remedy under Section 8.02 of this Agreement shall be made directly against Seller.
Section 2.07 Purchase Price Adjustment.
(a)Within twenty (20) Business Days after the Closing Date, Seller shall provide to Buyer (i) an Inventory Spreadsheet, as of the Closing Date (the “Closing Inventory Spreadsheet”) reflecting the Inventory Value as of the Closing Date (the “Closing Inventory Value”); and (ii) shall permit access to the appropriate Seller personnel and all supporting financial statements, work sheets and other documentation used to make the related calculations that are reasonably requested by Purchaser.
(b)On or prior to the date that ninety (90) days following the Closing Date, Seller shall deliver a written notice to Buyer setting forth a list of any Inventory constituting Purchased UP Inventory, along with evidence of the cancellation of all applicable UP Purchase Orders and the Inventory Value attributable to such Purchased UP Inventory, as set forth on the Inventory Spreadsheet (the “Purchased UP Inventory Notice” and the Inventory Value set forth therein, the “Purchased UP Inventory Value”).
(c)Within ninety (90) days after the Closing Inventory Spreadsheet is delivered to Buyer pursuant to Section 2.07(a) (the “Adjustment Report Period”), Buyer shall complete its Inventory audit and examination of the Closing Inventory Spreadsheet and any Purchased UP Inventory Notice and shall deliver to Seller either (i) a written acknowledgement accepting the Closing Inventory Spreadsheet and the Closing Inventory Value, including the Purchased UP Inventory Value, if any; or (ii) a written report setting forth in reasonable detail any proposed adjustments to the Closing Inventory Spreadsheet and the Closing Inventory Value or the Purchased UP Inventory Value, as the case may be (“Adjustment Report”).
(d)Within twenty (20) days after the Adjustment Report is delivered to Seller pursuant to Section 2.07(a), Buyer shall provide a notice to Seller setting forth any dispute with respect to the Adjustment Report (the “Dispute Period”). In the event Seller and Buyer fail to agree on Buyer’s proposed adjustments contained in the Adjustment Report within thirty (30) days after Seller receives the Adjustment Report, then Seller and Buyer agree that a mutually acceptable nationally recognized independent accounting firm (“Independent Auditors”) shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. Buyer and Seller shall use their commercially reasonable efforts to select the Independent Auditors within ten (10) days of the expiration of such period and to cause the Independent Auditors to resolve all disagreements as soon as practicable, but in any event within sixty (60) days after submission of the dispute to the Independent Auditors. The decision of the Independent Auditors shall be final and binding on Seller and Buyer. Seller and Buyer shall each pay one-half of the Independent Auditor’s fees and expenses in connection with this Section 2.07.
(e)The terms “Final Inventory Spreadsheet” and “Final Inventory Value” shall mean (i) the Closing Inventory Spreadsheet and (ii) the Closing Inventory Value plus the Purchased UP Inventory Value, if any, respectively, in each case as adjusted, if at all, pursuant to this Section 2.07. The Final Inventory Spreadsheet and Final Inventory Value shall be finally determined as follows: (i) if Buyer does not timely deliver an Adjustment Report, upon the expiration of the Adjustment Report Period, based on the Closing Inventory Spreadsheet, the Closing Inventory Value and including the Purchased UP Inventory Value set forth in the Purchased UP Inventory Notice; (ii) if Buyer timely delivers an Adjustment Report with no changes, upon delivery of such Adjustment Report, based on the Closing Inventory Spreadsheet, the Closing Inventory Value and including the Purchased UP Inventory Value set forth in the Purchased UP Inventory Notice, if any; (iii) if Buyer timely delivers an Adjustment Report with changes, upon the earlier to occur of (A) Seller’s delivery to Buyer of written acceptance of such Adjustment Report, based on the Inventory Spreadsheet and the Inventory Value (including the adjusted Purchased UP Inventory Value, if any) set forth in the Adjustment Report, (B) if Seller does not timely dispute the Adjustment Report, the expiration of the Dispute Period, based on the Inventory Spreadsheet and Inventory Value (including the adjusted Purchased UP Inventory Value, if any) set forth in the Adjustment Report, or (C) if Seller timely disputes the Adjustment Report, upon the decision of the Independent Auditor pursuant to Section 2.07(c), based on the Independent Auditor’s determination of Inventory Value (including the Auditor’s determination of Purchased UP Inventory Value, if any). The date on which the Final Inventory Spreadsheet and Final Inventory Value are finally determined pursuant to this Section 2.07 shall hereinafter be referred to as the “Settlement Date.”

(f)In the event the Final Inventory Value is less than the Inventory Value set forth on the Estimated Inventory Spreadsheet, then Seller shall pay to Buyer, within five (5) days after the Settlement Date, an amount equal to such deficiency; provided, however, that Buyer may elect, in Buyer’s sole discretion, to offset any remaining deficiency amount from the Indemnification Holdback Amount.
(g)In the event the Final Inventory Value is more than the Inventory Value on the Estimated Inventory Spreadsheet, then Buyer shall pay to Seller within five (5) days after the Settlement Date an amount equal to such excess.
(h)Any payment required pursuant to Section 2.07(e) shall be by the transfer of immediately available funds for credit to the recipient at a bank account designated by such recipient in writing.
Section 2.08 Allocation of Purchase Price. Within 60 days after the Closing Date, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an impartial, nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.
Section 2.09 Non-assignable Assets.
(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller shall, at Seller’s expense, use commercially reasonable efforts, and shall cooperate with Buyer, to obtain any such required consent, authorization, approval or waiver, or any release, novation, substitution or amendment required for the assignment to Buyer of the Assigned Contracts or with respect to the assumption by Buyer of the Assumed Liabilities; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor unless so agreed by the Parties or provided in the applicable Contract. Once such consent, authorization, approval, waiver, release, substitution, novation, or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution, novation, or amendment relates for no additional consideration. Applicable sales, transfer, and other similar Taxes in connection with such sale, assignment, transfer, conveyance, or license shall be paid by Buyer and Seller in accordance with Section 6.06.
(b)To the extent that any Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, and in any event if such transfer has not occurred on or prior to the date that is 120 days following the Closing Date, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset or Assumed Liability to Buyer as of the Closing. To the extent permitted under applicable Law, Buyer shall, as agent or subcontractor for Seller, pay, perform, and discharge fully such Assumed Liabilities from and after the Closing Date, provided, however, that Seller shall, promptly (and in any event within ten (10) business days or such longer period as is required by such Assigned Contract) upon written request by Buyer, terminate any Assigned Contract or engagement giving rise to any such Assumed Liability in accordance with its terms to be effective as of the date requested by Buyer (or such later date as is required by the applicable Assigned Contract). To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, any such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.09. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.
ARTICLE III
CLOSING
Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, Pennsylvania 15220 or remotely by exchange of documents and signatures (or their electronic counterparts), on the date hereof, at a mutually agreed time, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”
Section 3.02 Closing Deliverables.
(a)At the Closing, Seller shall deliver to Buyer the following:

(i)a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Inventory and the Tangible Personal Property to the Buyer;
(ii)an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii)with respect to each parcel of Owned Real Property, a special warranty deed in the form of Exhibit C hereto (each, a “Deed”) and duly executed and notarized by Seller;
(iv)with respect to the Lease for the Leased Real Property located in Chowchilla, California, an Assignment and Assumption of Lease substantially in the form of Exhibit D (the “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signatures shall be witnessed and/or notarized;
(v)an assignment agreement in the form of Exhibit E attached hereto with respect to the Intellectual Property Registrations, duly executed by Seller (the “Intellectual Property Assignment Agreement”);
(vi)with respect to each Assigned Contract listed on Section 3.02(a)(vi) of the Disclosure Schedules, a consent to assignment in form reasonably satisfactory to Buyer and duly executed by the counterparty thereto and acknowledged by Seller;
(vii)written evidence, in form satisfactory to Buyer in its sole discretion, of the release in full of all Encumbrances, other than Permitted Encumbrances, relating to the Purchased Assets;
(viii)the Seller Closing Certificate;
(ix)the FIRPTA Certificate;
(x)the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f);
(xi)such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;
(xii)the consent to termination, in each case in a form acceptable to Buyer and effective on or prior to the Closing Date, of (A) that certain Preferred Distributor Agreement between Seller and Gerdau Ameristeel US, Inc.

(“Gerdau”) dated December 10, 2020 and (B) that certain Proposed Term Sheet for Supply Agreement for the Sale of PZC (and any Supply Agreement relating to such Term Sheet) between Seller and Gerdau dated September 18, 2020, in each case duly executed by Gerdau and acknowledged by Seller;
(xiii)a Transition Services Agreement, in the form of Exhibit F (the “Transition Services Agreement”), duly executed by Seller regarding limited transition services to be provided by Seller to Buyer following the Closing; and
(xiv)the Funds Flow Memorandum, duly executed by Seller.
(b)At the Closing, Buyer shall deliver to Seller the following:
(i)the Closing Payment by wire transfer of immediately available funds to the accounts designated by Seller on the Funds Flow Memorandum;
(ii)the Assignment and Assumption Agreement duly executed by Buyer;
(iii)the Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;
(iv)the Buyer Closing Certificate;
(v)the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f);
(vi)the Transition Services Agreement, duly executed by Buyer;
(vii)sales tax exemption certificate for all states in which Buyer or Seller is ineligible to claim an exemption from sales tax for occasional or isolated sales or similar for the Business and/or the Purchased Assets; and
(viii)the Funds Flow Memorandum, duly executed by Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract other than any purchase order entered into in the ordinary course of business, reflected on the Estimated Inventory Spreadsheet and having a value no greater than $100,000. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.04 Financial Statements. Copies of the audited financial statements consisting of the balance sheet of the Business as at December 31, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at July 31, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the seven-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the

Business as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of July 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”
Section 4.05 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.05 of the Disclosure Schedule, from the Interim Balance Sheet Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business in all material respects and there has not been any Material Adverse Effect or, with respect to the Business, any changes, event, condition, or development that, individually or in the aggregate, could, or could reasonably be expected to, result in a Material Adverse Effect to:
(a)The business, results of operations, financial condition, or assets of the Business taken as whole; or;
(b)The ability of Seller to consummate the transactions contemplated hereunder.
Section 4.06 Assigned Contracts. Except as set forth on Section 4.06 of the Disclosure Schedules, none of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Assigned Contract. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. The Assigned Contracts constitute all the Contracts necessary to the conduct of the Business as currently conducted.
Section 4.07 Title to Purchased Assets. Except as set forth in Section 4.07 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.
Section 4.08 Sufficiency of Assets.
(a)Except as set forth on Section 4.08(a) of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. Except as set forth on Section 4.08(a) of the Disclosure Schedules, none of the Excluded Assets is material to the Business.
(b)The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are adequate for the uses to which they are being put. None of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or repairs other than in the ordinary course of business.

Section 4.09 Inventory. The Estimated Inventory Spreadsheet delivered to Buyer pursuant to Section 2.07(a) lists Seller’s good faith estimate of all of the Inventory as of the Closing Date. With the exception of Inventory stored for customers, all of which is noted as such on Schedule A to the Estimated Inventory Spreadsheet, all Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. Except for the Inventory set forth on Section 4.09 of the Disclosure Schedules (including the location thereof), other than Inventory on rent and Inventory in transit, all of which is noted as such in the Estimated Inventory Spreadsheet, all Inventory is located on the Real Property. Other than those representations and warranties in this Section 4.09, Seller makes no other representations or warranties, express or implied, including the implied warranties of merchantability and fitness for a particular purpose, regarding the Inventory.
Section 4.10 Real Property.
(a)Section 4.10(a) of the Disclosure Schedules sets forth all material real property owned by Seller and used in connection with the Business (collectively, the “Owned Real Property”). Seller has good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) those Encumbrances set forth on Section 4.10(a) of the Disclosure Schedules.
(b)Section 4.10(b) of the Disclosure Schedules sets forth all real property leased by Seller and, except as noted on such schedule with regard to the license for space to CXT, Incorporated (“CXT”) at the Chowchilla, California location (the “Chowchilla Sublease”), which sublease will be terminated on or prior to the date that is 120 days after Closing (the “Sublease Expiration Date”), used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases or other agreements pertaining to Seller’s occupation or use of each parcel of Leased Real Property (collectively, the “Leases”).
(c)Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
(d)To Seller’s Knowledge, the current use and occupancy of the Real Property and the operation of the Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the ‘‘Encumbrance Documents’’). Seller has not received any written notice of violation of any Encumbrance Documents.
(e)There are no pending property insurance claims with respect to any Real Property or any portion thereof. Seller has not received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion thereof: (i) requesting Seller to perform any repairs, alterations, improvements, or other work for such Real Property which Seller has not completed in full or (ii) notifying Seller of any defects or inadequacies in such Real Property which would adversely affect the insurability of the Real Property or the premiums for the insurance thereof.
Section 4.11 Intellectual Property.
(a)Section 4.11(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations; and (ii) all Intellectual Property Agreements. Except for Intellectual Property Assets licensed from third parties pursuant to Intellectual Property Agreements listed Section 4.11(a) of the Disclosure Schedule, Seller owns all of the Intellectual Property Assets free and clear of any Encumbrances. Seller has not transferred ownership of or licensed any Intellectual Property Assets to any other Person.
(b)To the Knowledge of the Seller, each Intellectual Property Registration is valid and subsisting. None of the Intellectual Property Assets, other than Intellectual Property Assets licensed from third parties pursuant to the Intellectual Property Agreements are registered in the name of any Person other than the Seller.
(c)Except as set forth in Section 4.11(c) of the Disclosure Schedules, (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.11 constitutes the sole representations and warranties of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.
Section 4.12 Insurance. Section 4.12 of the Disclosure Schedules sets forth the insurance coverages applicable to the Business, the Purchased Assets or the Assumed Liabilities and a list of all pending claims with respect to the Business, the Purchased Assets or the Assumed Liabilities under insurance policies maintained by the Seller (the “Insurance Policies”). There are no such claims pending as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in material default under, or has otherwise failed to comply in any material respect with any provision contained in any such Insurance Policy which default would have or be reasonably expected to have an adverse effect on the Business or the Purchased Assets.
Section 4.13 Legal Proceedings; Governmental Orders.
(a)Except as set forth in Section 4.13(a) of the Disclosure Schedules, there are no Actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the

Business, the Purchased Assets or the Assumed Liabilities, or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)Except as set forth in Section 4.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.
Section 4.14 Compliance With Laws; Permits.
(a)Except as set forth in Section 4.14(a) of the Disclosure Schedules, Seller is in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)Section 4.14(b) of the Disclosure Schedules lists all current Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect in all material respects. All fees and charges with respect to such Permits as of the date hereof have been paid in full.
(c)None of the representations and warranties in this Section 4.14 shall be deemed to relate to environmental matters (which are governed by Section 4.15), employment matters (which are governed by Section 4.16), employee benefit matters (which are governed by Section 4.17), or Tax matters (which are governed by Section 4.18).
Section 4.15 Environmental Matters.
(a)Except as set forth in Section 4.15(a) of the Disclosure Schedules, the operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)Except as set forth in Section 4.15(b) of the Disclosure Schedules, Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.15(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

(c)None of the Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)Except as set forth in Section 4.15(d) of the Disclosure Schedules, there has been no material Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Real Property. Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Real Property has been contaminated with any Hazardous Material.
(e)Seller has previously made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Real Property which are in the possession or control of Seller.
(f)The representations and warranties set forth in this Section 4.15 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.
Section 4.16 Employment Matters.
(a)Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. During the past five years, there has been no request for collective bargaining or for an employee election from any employee, union, or the National Labor Relations Board. During the past five years, there has been no (i) unfair labor practice complaint against the Business pending or threatened before the National Labor Relations Board or the United States Department of Labor, (ii) question concerning representation raised or threatened respecting the employees of the Business, or (iii) grievance or arbitration Action pending or threatened against Seller related to the Business. Neither the Seller nor any of its predecessors has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty with respect to the Business and, to the Sellers’ Knowledge, there are no facts or circumstances that might lead to any such labor dispute. Seller is not a party to or bound by any employment contract, independent contractor agreement, consultation agreement or other similar type of Contract with respect to the Business.
(b)Section 4.16(b) of the Disclosure Schedules sets forth, to the extent applicable, as of the Closing Date, for each employee, consultant, officer, independent contractor and director of the Seller that works solely in the Business, a true, correct and complete list of his or her: (i) name; (ii) title; (iii) location; (iv) date of hire; and (v) exempt/non-exempt status under applicable wage and hour laws. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Seller for services performed on or prior to the date hereof on behalf of the Business have been paid in full or accrued, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(c)To the Seller’s Knowledge, no employee, consultant, or independent contractor of the Business intends to terminate his or her employment relationship or engagement with the Seller.
(d)With respect to the Employees, the Seller has at all times since January 1, 2017 complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, meal and rest period, paid sick leave, privacy, leaves of absence, benefits, collective bargaining and similar requirements, the payment of social security and similar Taxes, and occupational safety and health.
(e)The representations and warranties set forth in this Section 4.16 are the Seller’s sole and exclusive representations and warranties regarding Employment Matters.
Section 4.17 Seller Employee Plans
(a)Benefits accrued under any Seller Employee Plan that are unfunded have been paid or accrued. Nothing has occurred with respect to any Seller Employee Plan that has subjected or could reasonably be expected to subject the Seller or, with respect to any period on or after the Closing, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under Applicable Law. Except as set forth on Section 4.17(a) of the Disclosure Schedules, neither the Seller nor any ERISA Affiliate presently maintains, participates in or contributes to or has previously maintained, participated in or contributed to any Seller Employee Plan that is (1) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (2) a “defined benefit plan,” as defined in Section 3(35) or ERISA or (3) a “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code. Neither the Seller nor any ERISA Affiliate has any Liabilities under Title IV of ERISA, and neither the Seller nor any ERISA Affiliate has ever fully or partially withdrawn from a multiemployer plan.
(b)Except as set forth on Disclosure Schedule 4.17(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby could (either alone or in conjunction with any other event) result in the acceleration of vesting or payment, trigger any payment or funding, or increase the amount or value of any compensation, payment or benefits (including severance and unemployment compensation) to any Person or trigger any other material obligation pursuant to any Seller Employee Plan.
(c)The representations and warranties set forth in this Section 4.17 are the Seller’s sole and exclusive representations and warranties regarding employee benefit plans.
Section 4.18 Taxes.

(a)Except as set forth in Section 4.18(a) of the Disclosure Schedules, Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business and Purchased Assets required to be filed by Seller and has duly and timely paid all Taxes whether or not shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(c)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party to the extent relating to the Business or the Purchased Assets, and complied with all information reporting and backup withholding provisions of applicable Law.
(d)Seller is not a party to any action, claim or proceeding by any taxing authority with respect to the Business or the Purchased Assets. There are no pending or threatened actions, claims, or proceedings by any taxing authority with respect to the Business or the Purchased Assets.
(e)No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of Seller, which waivers remain in effect as of the Closing.
(f)All deficiencies for Taxes asserted, or assessments for Taxes made, against Seller by any taxing authority, in any case to the extent relating to the Business or the Purchased Assets, have been fully paid.
(g)There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(h)Seller has, with respect to the Business or the Purchased Assets, collected all sales, use, value added, goods and services, and similar Taxes required to be collected (or for which Seller is customarily responsible under applicable Law to collect) and timely remitted in full all such Taxes collected to the appropriate taxing authority in accordance with applicable Law (or to the extent not required to be collected and remitted, Seller has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable Law).
(i)The representations and warranties set forth in this Section 4.18 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 4.20 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (as qualified by the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of State of Texas.
Section 5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for the written consent of JPMorgan Chase Bank, N.A. under Buyer’s Amended and Restated Credit Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.
Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or its Affiliates.
Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts as they come due; and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 5.07 Legal Proceedings. Except as set forth in Section 5.07 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.08 Independent Investigation; No Other Representations and Warranties. Buyer has conducted its own independent investigation, review, and analysis of the Business and the Purchased Assets and acknowledges that it has been provided adequate access to the Business for such purpose. Buyer acknowledges that it has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement as qualified by the Disclosure Schedules hereto. Except for the representations and warranties contained in this ARTICLE V, neither

Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.
ARTICLE VI
COVENANTS
Section 6.01 Restrictive Covenants.
(a)General. Seller hereby acknowledges and agrees: (i) Buyer, as the purchaser of the Purchased Assets, is and will be engaged in the Business; (ii) Seller is intimately familiar with the Business and the Purchased Assets, including extensive and valuable knowledge of the Seller’s confidential and proprietary information, including trade secrets, relating to the business and operations of the Seller, and will derive substantial economic benefit from this Agreement; (iii) the Business is currently conducted in the United States and its territories, Canada, Mexico, Central America and the Caribbean (the “Restricted Area”); (iv) Buyer intends to continue the Business throughout the Restricted Area and further intends, by acquisition or otherwise, to expand the Business into other geographic areas where it is not presently conducted; (v) Seller has had access to Confidential Information concerning the Business; and (vi) the agreements and covenants contained in this Section 6.01 are essential to protect the Business and the value of the goodwill and other Purchased Assets being purchased by Buyer, including valuable customer relationships, and this Agreement would not be entered into without Seller, on behalf of itself and its Affiliates, agreeing to the covenants contained in this Section 6.01.
(b)Non-Solicitation. During the period commencing on the day after the Closing Date and terminating on the five-year anniversary of the Closing Date (the “Restricted Period”), without the written consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, Seller shall not, and shall cause its Affiliates not to, directly or indirectly: (A) solicit or encourage to leave the employ of Buyer or its Affiliates any person who is or was employed in the Business on the Closing Date, but excluding any employees whose employment has been terminated by Buyer; or (B) solicit, attempt to solicit, interfere with, seek to curtail the business of, accept the business of, or do business with, any Customer (as defined below) relating to the Business within the Restricted Area. For purposes of this Agreement, a “Customer” is any Person who at such time is, or at any time within the twenty-four (24) months prior to the date hereof or within twenty-four (24) months prior to the date of such solicitation, influence, enticement, encouragement or inducement, was, a client, customer, advertising network partner, vendor, supplier, contractor, subcontractor, dealer, distributor, licensor, licensee or any other business relation of the Business (including any potential customer contacted by the Seller related to the Business).
(c)Non-Competition. During the Restricted Period, without the written consent of Buyer, which may be granted or withheld by Buyer in its sole discretion, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) own, engage in, manage, operate, control, establish or participate in the ownership, management, operation or control of, or (ii) be a stockholder, agent, representative, partner, director, joint venturer, member, manager, operator, landlord, employee, consultant, contractor, advisor or lender to, or have any interest in, or a right to obtain any interest in, any entity, organization or individual that engages in the Restricted Business (as defined below); provided, however, that the following shall not constitute Seller’s engaging in the Restricted Business (as defined below): (x) Seller’s performance of its post-Closing obligations to Buyer pursuant to and in accordance with (1) this Agreement, including without limitation Section 2.04(b), but only to the extent necessary to fulfill obligations pursuant to an Assigned Contract or a UP Purchase Order, in either case that constitute an Excluded Liability, Section 2.09 and Section 6.11 hereof; and (2) the Transition Services Agreement; and (y) for a period not to exceed 90 days following the Closing Date, Seller’s performance of its obligations under the UP Purchase Orders. As used herein, “Restricted Business” shall mean the business of marketing, selling, and distributing steel piling for heavy civil and marine applications within the Restricted Area.
(d)Reasonableness of Restrictive Covenants. Seller acknowledges and agrees that the restrictions contained in this Section 6.01 are no greater than necessary to protect the legitimate business interest of Buyer and waive any objection or complaint to the temporal scope, scope of activity, or geographic scope of any of the restrictions contained herein. The geographic scope of the Restricted Area is coextensive with the Business conducted by Seller within a reasonable period of time prior to the Closing Date. Seller further acknowledges it has been represented by the counsel of its choosing and has obtained any and all advice necessary and, therefore, knowingly and voluntarily agrees to the Restrictive Covenants.
(e)Rights and Remedies Upon Breach. If Seller or any of its Affiliates breaches or threatens to breach the Restrictive Covenants, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:
(i)Specific Performance. For the avoidance of doubt, the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Accordingly, Seller hereby acknowledges and agrees that, in addition to any other rights or remedies, Buyer shall be entitled to seek equitable and injunctive relief, including by temporary restraining order, temporary injunction, permanent injunction or otherwise, without posting a bond, to enforce the terms of the Restrictive Covenants and to restrain Seller or any of its respective Affiliates from any violation thereof.

(ii)Accounting. The right and remedy to seek relief requiring Seller to account for and pay over to Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by Seller as a result of any transaction constituting a breach of the Restrictive Covenants.
(f)Severability of Restrictive Covenants. Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any portion of the Restrictive Covenants is invalid, the remaining portions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, geographic scope or other limitation of such provision, such court shall reduce the duration or scope of such provision, or otherwise revise such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.
(g)Independence of Obligations. The covenants and obligations of Seller set forth in this Restrictive Covenants section shall be construed as independent of any other agreement or arrangement between Seller and Buyer, and the existence of any claim or cause of action by Seller against Buyer shall not constitute a defense to the enforcement of such covenants or obligations against Seller.
Section 6.02 Employees.
(a)Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective the day after the Closing Date to all Employees listed on Section 6.02(a) of the Disclosure Schedules (the “Transferred Employees”). The employment by Seller of such Transferred Employees shall be terminated as of the Closing Date. Seller agrees to bear all costs associated with the termination by Seller of the Transferred Employees, including pay-out of accrued but unused vacation and/or PTO and final pay through the Closing Date, and to remit such payments timely and in accordance with the law to the Transferred Employees.
(b)With respect to all Employees set forth on Section 6.02(b) of the Disclosure Schedules (the “Terminated Employees”), Seller shall terminate the employment of such employees effective as set forth in the Transition Services Agreement. In addition to the consideration set forth in the Transition Services Agreement, although not otherwise required to do so by contract or law, Buyer agrees to fund a severance payment in the amount set forth on Section 6.02(b) of the Disclosure Schedules for each Terminated Employee, which amount is equal to two weeks of base salary plus one week of salary per year of service, subject to a minimum of four weeks of base salary and a maximum of 26 weeks of base salary, for each such Terminated Employee (the “Separation Pay”), subject to the execution by each such Employee of a full general release of claims in a form acceptable to Buyer and signed between Seller and such Terminated Employee (the “Release”) and the expiration of any applicable waiting periods in such Release. Except for the Separation Pay, all other costs related to the termination of the Terminated Employees, including final pay and payment of accrued but unused vacation and/or PTO, shall be borne by Seller. Buyer shall remit payment of the Separation Pay for each Terminated Employee to Seller upon Buyer’s receipt of a Release for such Terminated Employee and the expiration of any applicable waiting periods with respect to such Release.
Section 6.03 Confidentiality.
(a)Buyer and Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect in accordance with its terms, and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided by either Party to the other Party pursuant to the Confidentiality Agreement and this Agreement.
(b)From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.04 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement(s).
Section 6.05 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
Section 6.06 Transfer Taxes; Sales Tax Exemption.
(a)Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Seller and Buyer when due. The Party required under applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the non-filing Party shall cooperate with respect thereto as reasonably necessary).
(b)Sales Tax Exemption. If applicable sales taxes of a state or political subdivision of a state of the United States are levied or assessed pursuant to applicable Law in connection with and directly related to the sale of Purchased Assets (“Sales Taxes”), Buyer will be responsible for paying such Sales Taxes that Seller separately states on an invoice or other billing document provided at or after the Closing Date to the extent payment is required under applicable Law; provided, however, that nothing herein will preclude Buyer from claiming whatever Sales Tax exemptions are applicable.
Section 6.07 Certain Tax Matters.
(a)At or after the Closing Date, all personal property Taxes, real property Taxes and similar ad valorem Taxes pertaining to the Purchased Assets (“Pro-Rated Taxes”) for any Tax year or period beginning on or before and ending after the Closing Date (“Straddle Period”) shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date. Seller shall be responsible for that portion of such amounts relating to the portion of the Straddle Period ending on the Closing Date and Buyer shall be responsible for that portion of such amounts relating to the portion of the Straddle Period beginning after the Closing Date. The amount of all such prorations shall be settled and paid on the Closing Date; provided, however, that final payments with respect to prorations that are not able to be calculated on the Closing Date shall be calculated and paid as soon as practicable thereafter.
(b)Buyer and Seller shall cooperate, as and to the extent reasonably requested by either Party, in connection with the filing of any Tax Returns and any Action with respect to Taxes, in each case relating to the Purchased Assets or the Business. Such cooperation shall include the retention and (upon a Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Action or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder.
For the avoidance of doubt, Seller shall (i) timely prepare and file all Tax Returns required by applicable Law to be filed by Seller for all Tax periods ending on or before the Closing Date and (ii) timely pay all Taxes in full relating to such Tax Returns.
Section 6.08 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds constituting or relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within thirty (30) business days after its receipt thereof. From and after the

Closing, if Buyer or its Affiliate receives or collects any funds constituting or relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within thirty (30) business days after its receipt thereof.
Section 6.09 Shipment of UP Purchase Orders. For a period not to exceed ninety (90) days after the Closing Date, and upon reasonable advance written notice and instruction from Seller, Buyer agrees to cause its employees or its agents, as the case may be, to load the Excluded UP Inventory onto trucks or railcars provided by UP and, in exchange for such loading services, Seller hereby agrees to pay Buyer for such services in accordance in accordance with a rate schedule to be reasonably agreed to by the Parties. Buyer shall promptly provide, or cause to be provided, to Seller a report of the Excluded UP Inventory shipped from the Real Property or third-party locations in accordance with Seller’s instructions. Buyer shall invoice Seller for such loading services, and Seller shall pay such invoices within thirty (30) days of receipt of invoice(s).
Section 6.10 Chowchilla Sublease. Seller shall use, and shall cause its Affiliates to use, the portion of the Leased Real Property subject to the Chowchilla Sublease that, as of immediately prior to the Closing, consists of the work stations occupied by Jim Peddie and Gary Burger (the “Subleased Property”) only for the general office purposes for which such space is being used as of immediately prior to the Closing (the “Permitted Use”). Seller, on behalf of itself and its Affiliates, acknowledges and agrees that any use by Seller or its Affiliate of any portion of the Subleased Property shall in no way interfere with Buyer’s right to use the remainder of the Leased Real Property. Neither Seller nor its Affiliate shall not make any changes, additions, improvements, alterations or other physical changes to the Subleased Property any portion thereof. Seller acknowledges and agrees that Buyer has no maintenance obligations to Seller or any of its Affiliates with respect to the Subleased Property. Seller shall, prior to the Sublease Expiration Date, and at its sole cost and expense, repair any damage to the Subleased Property caused by Seller or its Affiliates or their agents, employees or invitees. Seller shall no, and shall cause its Affiliates not to, assign the Chowchilla Sublease or any interest therein or in the Subleased Property, or mortgage, pledge, encumber, hypothecate or otherwise transfer or sublet the Subleased Property or any part thereof, or permit the use of the Subleased Property by any party other than CXT, without Buyer’s prior written consent.
Section 6.11 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)Seller shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(d)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).
(e)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(f)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(g)Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.
(h)Buyer shall have received the Preferred Distributor Agreement between Buyer and Gerdau, in the form satisfactory to Buyer in its sole discretion, duly executed by Gerdau and dated to be effective on the Closing Date.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(b)Buyer shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)Buyer shall have delivered to Seller or such other parties set forth on the Funds Flow Memorandum the Closing Payment, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(d)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).
(e)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(f)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
ARTICLE VIIIARTICLE VIII
INDEMNIFICATION
Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of nine (9) months following the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents;
(c)any Excluded Asset or any Excluded Liability; or
(d)any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.
Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the other Transaction Documents;
(c)any Assumed Liability;
(d)Seller’s failure to terminate, or cause the termination of, the Chowchilla Sublease effective on or prior to the Sublease Expiration Date.
Section 8.04 Certain Limitations. The Party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, exceeds $125,000.00 (the “Basket”), in which event the Indemnifying Party shall be liable for Losses from the first dollar. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $15,000.00 in the aggregate; provided that such Losses shall be counted toward the Basket. Notwithstanding anything to the contrary, the limitations set forth in this Section 8.04(a) shall not apply to Losses arising from claims of fraud or willful misconduct.
(b)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed the Indemnification Holdback Amount; provided, however, that such limitation shall not apply to Losses arising from claims of fraud or willful misconduct.
(c)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim.
(d)Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance giving rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
(e)Neither Seller nor Buyer shall be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the other Party contained in this Agreement if Seller or Buyer, as the case may be, had actual knowledge of such inaccuracy or breach prior to the Closing.
Section 8.05 Indemnification Procedures.
(a)Third-Party Claims. Whenever any claim shall arise for indemnification hereunder that is based on the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”), the Indemnified Party shall promptly (but in any event within thirty (30) days) provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (i) describe the claim in reasonable detail; (ii) include copies of all material written evidence thereof; and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party, at its sole cost and expense and upon written notice to the

Indemnified Party, may participate in or assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action or omission by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available (subject to the provisions of Section 6.03) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed in respect of any settlement offer that will not lead to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides for the unconditional release of the Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim).
(b)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06 Offset Right. Buyer may set off any amount to which Buyer may be entitled from Seller under this Agreement against the Indemnification Holdback Amount as set forth in Section 2.06.
Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08 Exclusive Remedies. The Parties acknowledge and agree that, except as expressly set forth in this Agreement, including without limitation in Section 6.01(e), their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 6.01(e), each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Without limiting the generality of the foregoing, nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.
ARTICLE IX
MISCELLANEOUS
Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 6.06 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	L.B. Foster Company Facsimile: (412) 928-7891 E-mail: wtreacy@lbfoster.com Attention: SVP – Infrastructure Solutions
with a copy to:	L.B. Foster Company Facsimile: (412) 928-7891 E-mail: pguinee@lbfoster.com Attention: General Counsel
If to Buyer:	J.D. Fields & Company, Inc. Facsimile: [FAX NUMBER] E-mail: jshowalter@jdfields.com Attention: Joel S. Showalter
with a copy to:	Dwyer Murphy Calvert LLP Facsimile: (512) 610-1131 E-mail: lpickle@dmc-law.com Attention: Lori Pickle
Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, Annexes and Exhibits mean the Articles and Sections of, and Disclosure Schedules, Annexes and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules, Annexes and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 9.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where it is reasonably apparent from the face of such disclosure that such information is relevant; provided, however, that no items shall be deemed listed on any section of the Disclosure Schedule required under Section 2.01, Section 2.02, Section 2.03 or Section 2.04 unless expressly disclosed on such section of the Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to, or outside the ordinary course of, the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Annexes, Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 9.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule.
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA, IN EACH CASE LOCATED IN THE CITY OF PITTSBURGH AND COUNTY OF ALLEGHENY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).
Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

L.B. FOSTER COMPANY
By: _____________________ Name: William F. Treacy Title: SVP -Infrastructure Solutions
J.D. FIELDS & COMPANY, INC.
By: _____________________ Name: Jay D. Fields Title: President and Chief Executive Officer
Signature Page to
Asset Purchase Agreement

Exhibit A
Form of Bill of Sale
(See attached)

Exhibit B
Form of Assignment and Assumption Agreement
(See attached)

Exhibit C
Form of Special Warranty Deed
(See attached)

Exhibit D
Form of Assignment and Assumption of Lease
(See attached)

Exhibit E
Form of Intellectual Property Assignment Agreement
(See attached)

Exhibit F
Form of Transition Services Agreement
(See attached)

Annex 1
Inventory Spreadsheet
(See attached)

Annex 2
Funds Flow Memorandum
(See attached)